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                               UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C.

                          SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[X]    Soliciting Material Pursuant to Rule 14a-12

                         BEVERLY ENTERPRISES, INC.
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              (Name of Registrant as Specified in its Charter)

                             ARNOLD M. WHITMAN
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        (Name of Person(s) Filing Proxy Statement, if other than the
                                Registrant)


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FOR IMMEDIATE RELEASE
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                               CONTACTS:  MEDIA:
                                          Jim Barron/Debbie Miller
                                          Citigate Sard Verbinnen
                                          (212) 687-8080
                                          INVESTORS & ANALYSTS:
                                          MacKenzie Partners, Inc.
                                          Larry Dennedy 212-929-5239
                                          Bob Marese 212-929-5405
                                          Dan Burch 212-929-5748

          FORMATION CAPITAL GROUP ANNOUNCES INTENTION TO NOMINATE
                  SLATE OF INDEPENDENT DIRECTORS FOR BOARD
                        OF BEVERLY ENTERPRISES INC.

            BELIEVES BEVERLY SHAREHOLDERS SHOULD ELECT NEW BOARD
                   TO MAXIMIZE VALUE OF THEIR INVESTMENT

ALPHARETTA, GA, FEBRUARY 3, 2005 - Formation Capital LLC and its associates Appaloosa Management L.P. and Franklin Mutual Advisers, LLC today announced their intention to nominate a slate of directors to the Board of Beverly Enterprises by the Company's February 5th deadline. Formation Capital also disclosed that the following letter has been sent from Arnold M. Whitman, CEO of Formation LLC to William R. Floyd, CEO of Beverly:

February 3, 2005

Mr. William R. Floyd
Chairman of the Board,
President and Chief Executive Officer
Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, Arkansas 72919

Dear Bill:

I write on behalf of Formation Capital, LLC and my associates at Appaloosa Management L.P. and Franklin Mutual Advisers, LLC to express disappointment at the letter you sent to us earlier today. Your letter - similar to your letter of January 27, 2005 -- is disingenuous and misleading, and it underscores your entrenched position and attempt to thwart a very attractive proposal that will benefit your Company and all of its shareholders.

We note in particular that you have raised spurious questions about our financing capabilities, which you have never even bothered to discuss with us. We have $375 million of committed equity and numerous expressions of interest from financial institutions willing to commit to debt financing. There is no question about our ability to finance our proposals. We would also note that, with regard to your comments about patient care, patient care has always been important to Formation. Indeed, at the facilities we bought from you in 2002, patient care metrics actually improved after the transaction, as did financial performance.

To be clear, and as stated in previous letters, our initial proposal would offer Beverly shareholders $11.50 per share in cash. This translates into a premium of 46% to the average closing price for the Company's stock over the period from the beginning of 2004 through January 24, 2005, the last trading day before the announcement of our proposals. Indeed, before we announced our proposals, your Company's stock had not closed above $10.00 since October 2001.

We are also prepared (as outlined in our letter of January 19, 2005), to undertake a transaction whereby we would purchase Beverly's real estate assets and nursing facilities operations only ($9.00 per share in cash for the SNFs), and to consider entering into contractual agreements whereby Beverly would continue to provide ancillary services to the nursing facilities we purchase. This alternative would leave Beverly with a pure play ancillary services company, which we believe would trade at an approximate valuation of $4.00 per share, in line with public comparables. Thus a transaction of this nature could result in a value to shareholders of $13.00 per share.

WE HAVE SAID CONSISTENTLY THAT, IF JUSTIFIED BY DUE DILIGENCE, WE WOULD BE PREPARED TO RAISE OUR OFFERS AND REVISE OUR PROPOSALS.

Since we made our first approach to you over six weeks ago -- putting our proposals in writing as you requested -- you have avoided any dialogue and worked behind the scenes to impede any fair consideration of our offer, including accelerating the Company's 2005 annual meeting date and deadline for submitting proposals and nominees, and adopting an aggressive poison pill.

Moreover, while your public announcement to investors attributed the change to your annual meeting date to a policy you purportedly adopted "to hold the Company's Annual Meeting of Stockholders as early as practicable in each calendar year," according to an article by Cristal Cody in the Arkansas Democrat-Gazette, during a January 26th conference call with your employees, you revealed your true motivations:

     [MOVING THE SHAREHOLDER MEETING] "SHORT-CIRCUITS THE FORMATION CAPITAL
     FINANCIAL GROUP...." FLOYD SAID. "IF THEY WANTED TO PUT THEIR
     DIRECTORS UP FOR ELECTION, BY MOVING UP THE MEETING, IT WOULD ELIMINATE SOME OF THE TIME THEY WOULD HAVE TO PREPARE."

Your willingness to manipulate the corporate machinery to block our proposal without even a cursory meeting with us to discuss its merits reveals the length to which you and your board are prepared to go to sacrifice the interests of your shareholders.

Although we continue to prefer pursuing a negotiated transaction with the Company, your actions have left us no choice but to nominate a slate of directors for election at your upcoming annual meeting. Accordingly, we will submit tomorrow, February 4, 2005, a slate of independent, highly qualified nominees for election to the Beverly board. Our nominees, if elected, will, subject to their fiduciary duties, be committed to going forward with a process that would give due consideration to our offer as well as any other proposals the Company may receive.

We are firmly convinced that pursuing our proposal would maximize value for your shareholders and, at the same time, ensure high quality care for patients.

As you know, Formation Capital has focused on the health care industry, providing equity to the senior housing and long-term care industry, since we were founded in 1999. We believe that creating value for shareholders can only happen when high quality patient care comes first. Currently, Formation manages assets in excess of $650 million in value. Over the last three years, Formation and its partners have acquired an ownership interest in 152 facilities in 20 states, including 49 skilled nursing facilities and four assisted living centers we bought from Beverly in 2002. Again, as we noted above, while you imply in your letter that patient care might suffer in a transaction with us, we are prepared to stand on the record.

While we regret that we are forced to proceed in this manner directly to the owners of Beverly, we remain open to a constructive dialogue. As noted in my previous letters, we are prepared to immediately commence our business, regulatory, legal and accounting due diligence review of the Company, and believe that we could complete this work within 30 days after being provided or given access to the modest number of items necessary to complete our due diligence. Therefore, assuming cooperation by the Company, we believe that our due diligence could be completed and a fully financed definitive agreement could be negotiated and executed within four to six weeks.

I urge you or your advisors to contact me at (770) 754-9600 to discuss an appropriate process for achieving a negotiated agreement.

Sincerely,

Arnold M. Whitman
Chief Executive Officer

Cc: BEVERLY BOARD OF DIRECTORS
      Melanie Creagan Dreher, Ph.D., RN, FAAN
      John D. Fowler Jr.
      John P. Howe III, M.D.
      James W. McLane
      Ivan R. Sabel
      Donald L. Seeley
      Marilyn R. Seymann, Ph.D.

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IMPORTANT INFORMATION

Arnold Whitman and certain other persons may be deemed to be "participants in the solicitation" (as defined in Instruction 3 to Item 4 of Schedule 14A of the Securities and Exchange Act of 1934, as amended) of the stockholders of Beverly Enterprises in connection with the Company's 2005 annual meeting of stockholders. A list of these persons will be included in Exhibit L to Amendment # 3 to a Schedule 13D filed with the Securities and Exchange Commission (SEC) with respect to the common stock of Beverly Enterprises by Mr. Whitman, Appaloosa Management L.P., Franklin Mutual Advisers, LLC. A description of the interests in solicitation of these persons is contained in the Schedule 13D as amended, including in Exhibit L. The Schedule 13D was originally filed with the SEC on January 24, 2005. Exhibit L is included in Amendment No. 3 to be filed with the SEC on February 4, 2005.

Mr. Whitman intends to file a proxy statement with the SEC for the solicitation of the stockholders of Beverly Enterprises in connection with the Company's 2005 annual meeting of stockholders. Security holders of Beverly Enterprises are urged to read the proxy statement and any other proxy solicitation materials filed by Mr. Whitman (when they become available) because they will contain important information.

Investors will be able to obtain a free copy of the proxy statement and other documents filed by Mr. Whitman with the SEC (when they become available) at the SEC's website at www.sec.gov. Investors will also be able to obtain a free copy of the proxy statement and these other documents (when they become available) by contacting MacKenzie Partners, Inc., the proxy solicitor retained in connection with the solicitation, at (212) 929-5500 (call collect) or (800) 322-2885 (call toll-free).

Consent has not been sought or obtained for the use of as proxy-soliciting material of previously published material reproduced in this document.

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